Exhibit 99.1

Press Release dated January 30, 2014 with respect to financial results.

GREAT NORTHERN IRON ORE PROPERTIES

W-1290 First National Bank Building

332 Minnesota Street

Saint Paul, MN 55101-1361

(651) 224-2385

Fax (651) 224-2387

www.gniop.com

GNI

(CUSIP NO. 391064102)

FACSIMILE TRANSMISSION FACE SHEET:

Date:    January 30, 2014

Number of Pages (including this face sheet):    1

Message:

FOR IMMEDIATE RELEASE

The Trustees of Great Northern Iron Ore Properties (GNI) report the following financial information:

Fourth Quarter ended December 31:

	2013	2012
Revenues	$4,749,200	$4,573,266
Net Income	3,678,154	3,553,487
Basic & Diluted Earnings per Share	2.45	2.37

Year ended December 31:

	2013	2012
Revenues	$18,951,389	$24,156,052
Net Income	14,790,714	20,068,433
Basic & Diluted Earnings per Share	9.86	13.38

GNI, St. Paul, Minnesota, owns mineral and nonmineral lands on the Mesabi Iron Range of Minnesota. Income is mainly derived from royalties on iron ore minerals (principally taconite) mined from these properties which are under lease to major steel producers.

As previously reported, the termination date of the Trust of Great Northern Iron Ore Properties is April 6, 2015. Accordingly, acknowledging the downward movement of the share price of certificates of beneficial interest in early 2014, we remind certificate holders that there will be remaining only four regular quarterly distributions declared in the year 2014 and one regular quarterly distribution declared in the year 2015. The certificate holders (shareholders) at the end of the Trust will receive a final distribution after its wind-down and final accounting, which distribution will essentially represent the net monies remaining at that time and the balance in the Principal Charges account. Upon Trust termination, the shares will be cancelled and have no further value other than the final distribution. All other Trust properties will be conveyed to the reversioner without further payment to the certificate holders. More information on the termination of the Trust is available on the Trust’s Web site at www.gniop.com or within the Trust’s Annual Report, which is also available on the Trust’s Web site or may be requested by calling the Trust office at the telephone number listed above.

/s/ Joseph S. Micallef
President of the Trustees and Chief Executive Officer